Sub-Item 77O
Rule 10f-3 Transactions

DREYFUS PREMIER FIXED INCOME FUNDS –
DREYFUS PREMIER CORE BOND FUND

On November 28, 2005, Dreyfus Premier Core Bond Fund, a series of Dreyfus Premier Fixed Income Funds (the “Fund”) purchased $2.31 million of a re-marketed corporate bond issued by HJ Heinz & Co. (6.428%; maturing on December 1, 2008) at a purchase price of $102.98 per unit (the “Bonds”). The Bonds were purchased from JP Morgan (“JPM”), lead underwriter of an underwriting syndicate of which Mellon Financial Markets, LLC (“MFM”), an affiliate of the Fund, was a member. MFM received no benefit in connection with the transaction. JPM received an underwriting spread of .34% per bond. No other member received any economic benefit. The following is a list of the syndicate’s primary members:

ABN Amro Securities
ANZ Bank
Bank of America
BNP Paribas
HSBC Securities
PNC Bank
Union Bank of Switzerland
Mitsubishi

Accompanying this statement are materials presented to the Board of Trustees of Dreyfus Premier Core Bond Fund, which ratified the purchase as in compliance with the Fund’s Rule 10f-3 Procedures, at the Fund’s Board meeting held on February 15, 2006.

DPCB
PROPOSED RESOLUTION

RESOLVED, that the transaction engaged in by the Fund, pursuant to Rule 10f-3 under the Investment Company Act of 1940, as amended, hereby is determined to have been effected in compliance with the Procedures adopted by the Board with respect to such transaction.

TO:	The Board of Trustees of Dreyfus Premier Fixed Income Funds
- Dreyfus Premier Core Bond Fund
(the “Fund”)

FROM:	John B. Hammalian
Associate General Counsel

DATE:	February 2, 2006

SUBJECT:	Review of Affiliated Transactions for Compliance with Rule 10f-3
Procedures

************************************************************************ At the next Joint Board meeting scheduled to be held on February 15, 2006, you will be asked to review a transaction engaged in by the Fund to determine whether such transaction was effected consistent with the Fund’s Rule 10f-3 procedures. A copy of the procedures will be available at the meeting.

     The attached “Rule 10f-3 Transactions” review form, completed by the Fund’s portfolio manager, describes the transaction and attests to its compliance with various provisions of Rule 10f-3 and the procedures, including, among other things, that:

1.	the security was either registered under the Securities Act of 1933, a government security, an eligible municipal security, security sold in eligible Rule 144A offering, or a security sold in an eligible foreign offering;

2.	the security was purchased prior to the end of the first day on which any sale is made, at a price that is not more than the price paid by each other purchaser of the security in that offering;

3.	the security was offered pursuant to a firm commitment underwriting;

4.	the commission, spread or profit received or to be received by the principal underwriter is reasonable and fair compared to the commission, spread or profit received by others in connection with the underwriting of a similar security being sold during a comparable period of time; and

5.	the affiliated underwriter did not benefit directly or indirectly from the purchase.

The portfolio manager will be available at the meeting to discuss any questions you may have regarding the transaction.

10f-3-2-06

Board Group VIII
10/1/05-12/31/05

Rule 10f-3 –*Summary*
(Affiliated Underwriter)

Fund	Manager Firm	Are there applicable transactions to report? If yes, detail attached from Manager	IF YES, Certification attached from Manager that all transactions are in compliance with board-approved procedure	Total Value of Securities Purchased by fund from Affiliated Underwriter (% of total net assets)	Primary Portfolio Manager
Money Market Funds					
Dreyfus BASIC Money Market Fund, Inc.	Dreyfus	No			Bernard W. Kiernan
Dreyfus BASIC U.S. Government MM Fund	Dreyfus	No			Bernard W. Kiernan
Municipal Bond Fund					
Dreyfus CA Intermediate Municipal Bond Fund	Dreyfus	No			Monica S. Wieboldt
Dreyfus CT Intermediate Municipal Bond Fund	Dreyfus	No			James Welch
Dreyfus MA Intermediate Municipal Bond Fund	Dreyfus	No			Scott Sprauer
Dreyfus NJ Intermediate Municipal Bond Fund	Dreyfus	No			Scott Sprauer
Dreyfus PA Intermediate Municipal Bond Fund	Dreyfus				Douglas J. Gaylor
Fixed Income Funds					
Dreyfus Premier Core Bond	Dreyfus/Standish	Yes	X	0.32%	Kent Wosepka
Equity Funds					
Dreyfus Premier Value Fund	Dreyfus/TBCAM	No			Brain C. Ferguson

10F-3

Dreyfus Premier Core

Reporting Period 10/1/05-12/31/05
Total Net Assets $728,446,700

Portfolio Manager Kent Wosepka

Issuer	Cusip/Sedol	Type of Offering	Lead Underwriter	Broker Dealer Purchase From	Expected Trade Date	Type of Security	Total Transaction (Shares/Per)	Purchase Price	Purchase Amount	Commission/Spread as % of Offering Price
HJ Heinz Co 6.428% 12/1/2008	423074AH6	Remarketing of a previous deal.	JP Morgan	JP Morgan	11/28/05	Corporate	2,250,000	102.98	2,317,028	.34%
			Affiliated Underwriter	**Other Syndicate Members**	**Date of First Offering**	**Rating of Security**	**Issue Size**	**% of issue Size Purchase by above Fund**	**% of Issue Size Purchased by Above Fund as a % of Total Net Assets of Fund**	**% of Issue Size Purchased by ALL Funds Advised by Manager as a % of Total Issue Size (cannot exceed 25%)**
			MFM	ABN Amro Securities, ANZ Bank, Bank of America, BNP Paribas, HSBC Securities, PNC Bank, Union Bank of Switzerland, Mitsubishi	8/10/05	Aa3/A+	1,750,000,000	0.01%	0.08%	1.43%
					Was Price Paid the Same as other Purchasers?	**Was Security Purchased on Offer Date?**	**Was Issuer in continuous operation for at least 3 years?**	**Was Offering part of firm commitment by Underwriter?**	**Did Affiliated Underwriter benefit directly from purchase?**	**Was Commission or Spread paid reasonable as compared to other transactions with non-affiliated parties?**
					yes	yes	yes	No	no	yes

Certification
The Adviser certifies that the above information is correct.
The Adviser has determined that the securities listed above are securities the Fund is permitted to invest in as described in the current prospectus.
The Adviser has determined that the securities purchased are in accordance with Dreyfus Fund 10f-3 policies and procedures.
In reaching its determination, the Adviser considered all of the conditions as specified in the Dreyfus Fund 10f-3 policies and procedures.

SIGNED	/s/Kent Wosepka	DATE	1/23/06